EXHIBIT 99.1

Thursday, April 23, 2026

Contact:	Jason Long, CFO and Secretary
(804) 843-2360

C&F Financial Corporation

Announces Net Income for First Quarter

Toano, Va., April 23, 2026—C&F Financial Corporation (the Corporation) (NASDAQ: CFFI), the holding company for C&F Bank, today reported consolidated net income of $6.8 million for the first quarter of 2026 compared to $5.4 million for the first quarter of 2025. The following table presents selected financial performance highlights for the periods indicated:

	For The Quarter Ended
Consolidated Financial Highlights (unaudited)	3/31/2026	12/31/2025	3/31/2025
Consolidated net income (000's)	$6,794	$6,716	$5,395

Earnings per share - basic and diluted	$2.08	$2.07	$1.66

Annualized return on average assets	0.97%	0.97%	0.84%
Annualized return on average equity	10.19%	10.41%	9.35%
Annualized return on average tangible common equity[1]	11.28%	11.67%	10.65%

________________________

1 For more information about these non-GAAP financial measures, which are not calculated in accordance with generally accepted accounting principles (GAAP), please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures,” below.

“C&F started 2026 with strong momentum, delivering earnings per share growth of 25 percent year over year,” said Tom Cherry, President and Chief Executive Officer of C&F Financial Corporation. “Higher net income at our community banking and mortgage banking segments more than offset lower earnings at our consumer finance segment, compared to March 31, 2025. Solid loan and deposit growth at our community banking segment, approximately a 58 percent jump in mortgage originations at our mortgage banking segment, and higher net interest margin all helped drive these results.

The U.S. economy stayed resilient in the first quarter, but risks are building, specifically with the conflict in the Middle East and potential associated impacts on interest rates, energy prices, and other economic effects. As conditions change, we are prepared to adapt quickly.”

Key highlights for the first quarter of 2026 are as follows.

●	Community banking segment loans grew $24.1 million, or 6.1 percent annualized, and $133.2 million, or 9.0 percent, compared to December 31, 2025 and March 31, 2025, respectively;
●	Consumer finance segment loans decreased $3.6 million, or 3.1 percent annualized, and decreased $1.5 million, or less than one percent, compared to December 31, 2025 and March 31, 2025, respectively;
●	Deposits increased $53.7 million, or 9.2 percent annualized, and $182.8 million, or 8.2 percent, compared to December 31, 2025 and March 31, 2025, respectively. A portion of the increases in deposits compared to March 31, 2025 was due to the wind-down of the repurchase agreement program with certain commercial deposit customers during the third quarter of 2025. The balance of these repurchase agreements was $25.9 million at March 31, 2025;
●	Consolidated annualized net interest margin was 4.27 percent for the first quarter of 2026 compared to 4.16 percent for the first quarter of 2025;
●	The consumer finance segment experienced net charge-offs at an annualized rate of 2.98 percent of average total loans for the first quarter of 2026 compared to 2.86 percent and 2.64 percent for the fourth quarter and first quarter of 2025, respectively;

●	Mortgage banking segment loan originations increased $65.9 million, or 57.9 percent, to $179.6 million for the first quarter of 2026 compared to the first quarter of 2025.

Community Banking Segment.  The community banking segment reported net income of $7.1 million for the first quarter of 2026 compared to $5.4 million for the first quarter of 2025 due primarily to:

●	higher interest income resulting from higher average balances of loans and cash reserves and higher average interest rates on securities;

partially offset by:

●	higher salaries and employee benefits due primarily to the addition of a seasoned lending team with the expansion into Southwest Virginia in the third quarter of 2025 and annual compensation adjustments.

Average loans increased $135.2 million, or 9.2 percent, for the first quarter of 2026 compared to the first quarter of 2025 due primarily to growth in the commercial real estate, land acquisition and development, and equity lines segments of the loan portfolio. Average deposits increased $180.5 million, or 8.2 percent, for the first quarter of 2026 compared to the first quarter of 2025 due primarily to higher balances across all categories of deposits. A portion of the increase in average deposits was due to the wind-down of the repurchase agreement program with certain commercial deposit customers during the third quarter of 2025. The average balance of these repurchase agreements was $28.2 million at March 31, 2025.

Average interest-earning asset yields were higher for the first quarter of 2026 compared to the first quarter of 2025 due primarily to higher average interest rates on securities available for sale. Average costs of interest-bearing deposits were lower for the first quarter of 2026 compared to the first quarter of 2025 due primarily to a decrease in average interest rates paid on time deposits.

The community banking segment’s nonaccrual loans were $1.1 million at both March 31, 2026 and December 31, 2025. The community banking segment recorded provision for credit losses of $300,000 for the first quarter of 2026 compared to $100,000 for the first quarter of 2025. At March 31, 2026 the allowance for credit losses was $17.6 million compared to $17.4 million at December 31, 2025. The allowance for credit losses as a percentage of total loans decreased to 1.09 percent at March 31, 2026 from 1.10 percent at December 31, 2025. Management believes that the level of the allowance for credit losses is adequate to reflect the net amount expected to be collected.

Mortgage Banking Segment.  The mortgage banking segment reported net income of $910,000 for the first quarter of 2026 compared to $431,000 for the first quarter of 2025 due primarily to:

●	higher gains on sales of loans and higher mortgage banking fee income due to higher volume of mortgage loan originations; and
●	higher mortgage lender services fee income;

partially offset by:

●	higher variable expenses tied to mortgage loan origination volume such as commissions and bonuses, reported in salaries and employee benefits.

Mortgage banking segment loan originations increased 57.9 percent compared to the first quarter of 2025 as the mortgage interest rate environment has become more favorable, which led to an increase in both purchases and refinancings. Mortgage loan originations for the mortgage banking segment were $179.6 million for the first quarter of 2026, comprised of $142.5 million home purchases and $37.1 million refinancings, compared to $113.8 million for the first quarter of 2025, comprised of $101.7 million home purchases and $12.1 million refinancings. Mortgage loan segment originations include originations of loans sold to the community banking segment, at prices similar to those paid by third-party investors. These transactions are eliminated to reach consolidated totals.

Through the Lender Solutions division of the mortgage banking segment, mortgage lender services fee income is derived from providing mortgage origination functions to third-party mortgage lenders for a fee. Mortgage lender services fee income increased to $820,000 for the first quarter of 2026 compared to $541,000 for the first quarter of 2025 due primarily to increased mortgage loan volume in the industry.

During the first quarter of 2026, the mortgage banking segment recorded net reversals of provision for indemnification losses of $35,000 compared to net reversals of provision for indemnification losses of $25,000 in the same period of 2025. The allowance for indemnifications was $1.1 million and $1.2 million at March 31, 2026 and December 31, 2025, respectively. The release of indemnification reserves in 2026 and 2025 was due primarily to lower volume of mortgage loan originations in recent years compared to years prior when the indemnification reserve was increased due to higher volume coming out of the pandemic, improvement in the mortgage banking segment’s assessment of borrower payment performance and other factors affecting expected losses on mortgage loans sold in the secondary market, such as time since origination. Management believes that the indemnification reserve is sufficient to absorb losses related to loans that have been sold in the secondary market.

Consumer Finance Segment.  The consumer finance segment reported a net loss of $81,000 for the first quarter of 2026 compared to net income of $226,000 for the first quarter of 2025 due primarily to:

●	higher provision for credit losses due primarily to higher net charge-offs; and
●	higher professional fees and higher loan processing and collection expenses;

partially offset by:

●	higher interest income resulting from higher loan yields due primarily to a shift in the mix of the loan portfolio with the termination of the lower-yielding marine and recreational vehicle loan program; and
●	lower interest expense allocation on borrowings from the community banking segment as a result of lower average interest rates;

Average loans decreased $1.0 million, or less than one percent, for the first quarter of 2026 compared to the same period in 2025 due primarily to a decrease in marine and recreational vehicle loans as the third party administrator of that program significantly decreased sales of those loans to outside parties during 2025, which led to the consumer finance segment ending future purchases under the program during the third quarter of 2025. The marine and recreational vehicle portfolio is expected to run off over the next several years as scheduled borrower payments are made on the existing loans. The consumer finance segment experienced net charge-offs at an annualized rate of 2.98 percent of average total loans for the first quarter of 2026 compared to 2.64 percent for the first quarter of 2025 due primarily to an increase in delinquent loans and repossessions. At March 31, 2026, total delinquent loans as a percentage of total loans was 3.35 percent compared to 4.38 percent at December 31, 2025 and 3.05 percent at March 31, 2025.

The consumer finance segment, at times, offers payment deferrals as a portfolio management technique to achieve higher ultimate cash collections on select loan accounts. A significant reliance on deferrals as a means of managing collections may result in a lengthening of the loss confirmation period, which would increase expectations of credit losses inherent in the portfolio. Average amounts of payment deferrals of automobile loans on a monthly basis, which are not included in delinquent loans, were 1.34 percent of average automobile loans outstanding during the first quarter of 2026 compared to 2.50 percent during the fourth quarter of 2025 and 1.75 percent during the first quarter of 2025.

The allowance for credit losses was $22.1 million, or 4.80 percent of total loans, at March 31, 2026 compared to $22.3 million, or 4.79 percent of total loans, at December 31, 2025. Management believes that the level of the allowance for credit losses is adequate to reflect the net amount expected to be collected. If loan performance deteriorates resulting in further elevated delinquencies or net charge-offs, the provision for credit losses may increase in future periods.

Liquidity. The objective of the Corporation’s liquidity management is to ensure the continuous availability of funds to satisfy the credit needs of our customers and the demands of our depositors, creditors and investors. Uninsured deposits represent an estimate of amounts above the Federal Deposit Insurance Corporation (FDIC) insurance coverage limit of $250,000. As of March 31, 2026, the Corporation’s uninsured deposits were approximately $745.7 million, or 31.1 percent of total deposits. Excluding intercompany cash holdings and municipal deposits, which are secured with pledged securities, amounts uninsured were approximately $578.4 million, or 24.1 percent of total deposits as of March 31, 2026. The Corporation’s liquid assets, which include cash and due from banks, interest-bearing deposits at other banks and nonpledged securities available for sale, were $428.9 million and borrowing availability was $681.4 million as of March 31, 2026, which in total exceed uninsured deposits, excluding intercompany cash holdings and secured municipal deposits, by $531.9 million as of March 31, 2026.

In addition to deposits, the Corporation utilizes short-term and long-term borrowings as sources of funds. Short-term borrowings from the Federal Reserve Bank and the Federal Home Loan Bank of Atlanta (FHLB) may be used to fund the Corporation’s day-to-day operations. Total borrowings decreased to $103.3 million at March 31, 2026 from $113.3 million at December 31, 2025 due primarily to the repayment of FHLB advances during the first quarter of 2026.

Additional sources of liquidity available to the Corporation include cash flows from operations, loan payments and payoffs, deposit growth, maturities, calls and sales of securities, the issuance of brokered certificates of deposit and the capacity to borrow additional funds.

Capital and Dividends.  During the first quarter of 2026, the Corporation increased its quarterly cash dividend by 4 percent, to 48 cents per share, compared to the previous quarterly dividend. This dividend, which was paid to shareholders on April 1, 2026, represents a payout ratio of 23.1 percent of earnings per share for the first quarter of 2026. The Board of Directors of the Corporation continually reviews the amount of cash dividends per share and the resulting dividend payout ratio in light of changes in economic conditions, current and future capital levels and requirements, and expected future earnings.

Total consolidated equity increased $3.8 million at March 31, 2026, compared to December 31, 2025, due primarily to net income, partially offset by dividends paid on the Corporation’s common stock and higher unrealized losses in the market value of securities available for sale, which are recognized as a component of other comprehensive income. The Corporation’s securities available for sale are fixed income debt securities and their unrealized loss position is a result of increased market interest rates since they were purchased. The Corporation expects to recover its investments in debt securities through scheduled payments of principal and interest. Unrealized losses are not expected to affect the earnings or regulatory capital of the Corporation or C&F Bank. The accumulated other comprehensive loss related to the Corporation’s securities available for sale, net of deferred income taxes, increased to $11.7 million at March 31, 2026 compared to $10.2 million at December 31, 2025 due primarily to fluctuations in debt security market interest rates.

As of March 31, 2026, C&F Bank was categorized as well capitalized under the FDIC’s regulatory framework for prompt corrective action. To be categorized as well capitalized under regulations applicable at March 31, 2026, C&F Bank was required to maintain minimum total risk-based, Tier 1 risk-based, CET1 risk-based and Tier 1 leverage ratios. In addition to the regulatory risk-based capital requirements, C&F Bank must maintain a capital conservation buffer of additional capital of 2.5 percent of risk-weighted assets as required by the Basel III capital rules.  The Corporation and C&F Bank exceeded these ratios at March 31, 2026. For additional information, see “Capital Ratios” below.  The above mentioned ratios are not impacted by unrealized losses on securities available for sale. In the event that all of these unrealized losses become realized into earnings, the Corporation and C&F Bank would both continue to exceed minimum capital requirements, including the capital conservation buffer, and be considered well capitalized.

The Corporation has a share repurchase program, effective January 1, 2026 through December 31, 2026, that was authorized by the Board of Directors to repurchase up to $5.0 million of the Corporation’s common stock (the 2026 Repurchase Program). During the first quarter of 2026, the Corporation repurchased 4,279 shares, or $309,000 of its common stock under the 2026 Repurchase Program.

About C&F Financial Corporation.  The Corporation’s common stock is listed for trading on The Nasdaq Stock Market under the symbol CFFI.  The common stock closed at a price of $76.30 per share on April 22, 2026.  At March 31, 2026, the book value per share of the Corporation was $81.73 and the tangible book value per share was $73.70.  For more information about the Corporation’s tangible book value per share, which is not calculated in accordance with GAAP, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures,” below.

C&F Bank operates 31 banking offices and five commercial loan offices located throughout Virginia and offers full wealth management services through its subsidiary C&F Wealth Management, Inc. C&F Mortgage Corporation and its subsidiary C&F Select LLC provide mortgage loan origination services through offices located in Virginia and the surrounding states. C&F Finance Company provides automobile, marine and recreational vehicle loans through indirect lending programs offered primarily in the Mid-Atlantic, Midwest and Southern United States from its headquarters in Henrico, Virginia.

Additional information regarding the Corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission (SEC), are available on the Corporation’s website at http://www.cffc.com.

Use of Certain Non-GAAP Financial Measures. The accounting and reporting policies of the Corporation conform to GAAP in the United States and prevailing practices in the banking industry. However, certain non-GAAP measures are used by management to supplement the evaluation of the Corporation’s performance. These include net tangible income attributable to the Corporation, return on average tangible common equity (ROTCE), tangible book value per share, price to tangible book value ratio, and the following fully-taxable equivalent (FTE) measures: interest and fees on loans-FTE, interest and dividends on securities-FTE, total interest income-FTE and net interest income-FTE. Interest on tax-exempt loans and securities is presented on a taxable-equivalent basis (which converts the income on loans and investments for which no income taxes are paid to the equivalent yield as if income taxes were paid) using the federal corporate income tax rate of 21 percent that was applicable for all periods presented.

Management believes that the use of these non-GAAP measures provides meaningful information about operating performance by enhancing comparability with other financial periods, other financial institutions, and between different sources of interest income. The non-GAAP measures used by management enhance comparability by excluding the effects of balances of intangible assets, including goodwill, that vary significantly between institutions, and tax benefits that are not consistent across different opportunities for investment. These non-GAAP financial measures should not be considered an alternative to, or more important than, GAAP-basis financial statements, and other bank holding companies may define or calculate these or similar measures differently. A reconciliation of the non-GAAP financial measures used by the Corporation to evaluate and measure the Corporation’s performance to the most directly comparable GAAP financial measures is presented below in the “Reconciliation of Certain Non-GAAP Financial Measures,” “Fully Taxable Equivalent Net Interest Income” and “Tangible Book Value Per Share” tables.

Forward-Looking Statements.  This press release contains statements concerning the Corporation’s expectations, plans, objectives or beliefs regarding future financial performance and other statements that are not historical facts, which may constitute “forward-looking statements” as defined by federal securities laws. Forward-looking statements generally can be identified by the use of words such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “may,” “might,” “will,” “intend,” “target,” “should,” “could,” or similar expressions, are not statements of historical fact, and are based on management’s beliefs, assumptions and expectations regarding future events or performance as of the date of this press release, taking into account all information currently available. These statements may include, but are not limited to: statements made in Mr. Cherry’s quotation and statements regarding expected future operations and financial performance; expected trends in yields on loans; expected future recovery of investments in debt securities; future dividend payments and share repurchases; deposit trends; charge-offs and delinquencies; changes in cost of funds and net interest margin and items affecting net interest margin; strategic business initiatives, including our expansion into Southwest Virginia, and the anticipated effects thereof; changes in interest rates and the effects thereof on net interest income; expected impact of unrealized losses on earnings and regulatory capital of the Corporation or C&F Bank; expected renewal of unsecured federal funds agreements; mortgage loan originations; expectations regarding C&F Bank’s regulatory risk-based capital requirement levels; competition; our loan portfolio; our digital services; the adoption of artificial intelligence; deposit trends; improving operational efficiencies; retention of qualified loan officers and expectations regarding new mortgage loan originations; higher quality automobile loan contracts; expectations regarding the runoff of the marine and recreational vehicle portfolio; technology initiatives; our diversified business strategy; asset quality; credit quality; adequacy of allowances for credit losses and the level of future charge-offs; market interest rates and housing inventory and resulting effects on mortgage loan origination volume; sources of liquidity; adequacy of the reserve for indemnification losses related to loans sold in the secondary market; capital levels; the effect of future market and industry trends and conditions; the effects of future interest rate levels and fluctuations; cybersecurity risks; and inflation. These forward-looking statements are subject to significant risks and uncertainties due to factors that could have a material adverse effect on the operations and future prospects of the Corporation including, but not limited to, changes in:

●	interest rates, such as volatility in short-term interest rates or yields on U.S. Treasury bonds, fluctuations in interest rates following actions by the Federal Reserve and increases or volatility in mortgage interest rates
●	general business conditions, as well as conditions within the financial markets
●	general economic conditions, including unemployment levels, inflation rates, supply chain disruptions, slowdowns in economic growth and government shutdowns

●	general market conditions, including disruptions due to pandemics or significant health hazards, severe weather conditions, natural disasters, terrorist activities, financial crises, political crises, changes in trade policy and the implementation of tariffs, geopolitical tensions, war and other military conflicts (including the conflict in the Middle East and potential associated impacts on interest rates and energy prices) or other major events, or the prospect of these events
●	average loan yields and securities yields and average costs of interest-bearing deposits and borrowings
●	financial services industry conditions, including bank failures or rumors of such failures, the soundness of other financial institutions or concerns involving liquidity, along with actions taken by governmental agencies to address such conditions, and the effects on financial institutions, including us, on, among other things, the ability to attract or retain depositors and to borrow or raise capital
●	labor market conditions, including attracting, hiring, training, motivating and retaining qualified employees
●	the legislative and regulatory climate, regulatory initiatives with respect to financial institutions, products and services, the Consumer Financial Protection Bureau (the CFPB) and the regulatory and enforcement activities of the CFPB
●	monetary and fiscal policies of the U.S. Government, including policies of the FDIC, U.S. Department of the Treasury and the Board of Governors of the Federal Reserve System, and the effect of these policies on interest rates and business in our markets
●	demand for financial services in the Corporation’s market areas
●	the value of securities held in the Corporation’s investment portfolios
●	the quality or composition of the loan portfolios and the value of the collateral securing those loans
●	the inventory level, demand and fluctuations in the pricing of used automobiles, including sales prices of repossessed vehicles
●	the level of automobile loan delinquencies or defaults and our ability to repossess automobiles securing delinquent automobile finance installment contracts
●	the level of net charge-offs on loans and the adequacy of our allowance for credit losses
●	the level of indemnification losses related to mortgage loans sold
●	demand for loan products
●	deposit flows
●	the strength of the Corporation’s counterparties
●	the availability of lines of credit from the FHLB and other counterparties
●	competition from both banks and non-banks, including competition in the automobile finance market
●	services provided by, or the level of the Corporation’s reliance upon, third parties for key services
●	the commercial and residential real estate markets, including changes in property values
●	the demand for residential mortgages and conditions in the secondary residential mortgage loan markets
●	the Corporation’s technology initiatives and other strategic initiatives
●	the Corporation’s branch expansion, relocation and consolidation plans
●	cyber threats, attacks or events, including emerging issues related to the development and use of artificial intelligence that could give rise to legal or regulatory action or increase cybersecurity threats
●	C&F Bank’s product offerings
●	accounting principles, policies and guidelines, and elections made by the Corporation thereunder.

These risks and uncertainties, and the risks discussed in more detail in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2025 and other reports filed with the SEC should be considered in evaluating the forward-looking statements contained herein. Readers should not place undue reliance on any forward-looking statement. There can be no assurance that actual results will not differ materially from historical results or those expressed in or implied by such forward-looking statements, or that the beliefs, assumptions and expectations underlying such forward-looking statements will be proven to be accurate. Forward-looking statements are made as of the date of this press release, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which the statement was made, except as otherwise required by law.

C&F Financial Corporation

Selected Financial Information

(dollars in thousands, except for per share data)

(unaudited)

Consolidated Balance Sheets	3/31/2026	12/31/2025
Assets
Cash and due from banks	$15,286	$13,622
Interest-bearing deposits in other banks	62,141	65,510
Total cash and cash equivalents	77,427	79,132
Securities—available for sale at fair value, amortized cost of $485,390 and $471,036, respectively	470,619	458,111
Loans held for sale, at fair value	56,120	40,911
Loans, net of allowance for credit losses of $39,665 and $39,677, respectively	2,035,387	2,014,899
Restricted stock, at cost	3,346	3,680
Corporate premises and equipment, net	38,727	39,200
Other real estate owned, net of valuation allowance of $0 and $215, respectively	—	1,316
Accrued interest receivable	11,752	11,726
Goodwill	25,191	25,191
Other intangible assets, net	884	909
Bank-owned life insurance	21,911	21,808
Net deferred tax asset	14,411	14,039
Other assets	57,973	57,572
Total assets	$2,813,748	$2,768,494

Liabilities
Deposits
Noninterest-bearing demand deposits	$568,420	$543,673
Savings, money market and interest-bearing demand deposits	907,732	905,683
Time deposits	923,304	896,367
Total deposits	2,399,456	2,345,723
Short-term borrowings	20,000	20,000
Long-term borrowings	57,750	67,842
Trust preferred capital notes	25,501	25,493
Accrued interest payable	4,642	3,745
Other liabilities	40,287	43,343
Total liabilities	2,547,636	2,506,146

Commitments and contingent liabilities

Equity
Common stock ($1.00 par value, 8,000,000 shares authorized, 3,248,149 and 3,245,972 shares issued and outstanding, respectively, includes 100,480 and 100,578 of unvested shares, respectively)	3,148	3,145
Additional paid-in capital	1,016	1,078
Retained earnings	273,883	268,696
Accumulated other comprehensive loss, net	(12,577)	(11,166)
Equity attributable to C&F Financial Corporation	265,470	261,753
Noncontrolling interest	642	595
Total equity	266,112	262,348
Total liabilities and equity	$2,813,748	$2,768,494

	For The Quarter Ended
Consolidated Statements of Income	3/31/2026	12/31/2025	3/31/2025
Interest income
Interest and fees on loans	$34,715	$34,842	$32,382
Interest on interest-bearing deposits in other banks	651	864	502
Interest and dividends on securities
U.S. treasury, government agencies and corporations	259	270	289
Mortgage-backed securities	1,660	1,602	1,394
Tax-exempt obligations of states and political subdivisions	1,094	1,049	911
Taxable obligations of states and political subdivisions	194	192	195
Corporate and other	573	502	315
Total interest income	39,146	39,321	35,988
Interest expense
Savings and interest-bearing deposits	2,263	2,328	1,805
Time deposits	7,586	7,857	7,964
Borrowings	1,236	1,259	859
Trust preferred capital notes	352	359	350
Total interest expense	11,437	11,803	10,978
Net interest income	27,709	27,518	25,010
Provision for credit losses	3,600	3,550	3,000
Net interest income after provision for credit losses	24,109	23,968	22,010
Noninterest income
Gains on sales of loans	2,545	1,778	1,847
Interchange income	1,577	1,580	1,475
Service charges on deposit accounts	1,020	1,052	990
Investment income from other equity interests	372	210	207
Mortgage banking fee income	850	732	570
Wealth management services income, net	808	820	732
Mortgage lender services income	820	784	536
Other service charges and fees	504	504	498
Other income, net	54	906	718
Total noninterest income	8,550	8,366	7,573
Noninterest expenses
Salaries and employee benefits	14,357	14,027	13,483
Occupancy	2,215	2,265	2,193
Data processing	3,175	3,081	2,866
Professional fees	917	876	921
Insurance expense	430	415	491
Marketing and advertising expenses	547	625	529
Loan processing and collection expenses	873	878	683
Other	1,801	2,074	1,893
Total noninterest expenses	24,315	24,241	23,059
Income before income taxes	8,344	8,093	6,524
Income tax expense	1,550	1,377	1,129
Net income	6,794	6,716	5,395
Less net income attributable to noncontrolling interest	47	15	27
Net income attributable to C&F Financial Corporation	$6,747	$6,701	$5,368
Net income per share - basic and diluted	$2.08	$2.07	$1.66

Weighted average shares outstanding - basic and diluted	3,248,485	3,238,417	3,234,935
Dividends declared per share	$0.48	$0.46	$0.46

	For The Quarter Ended
Other Performance Data	3/31/2026	12/31/2025	3/31/2025
Net income (loss):
Community banking	$7,110	$7,292	$5,445
Mortgage banking	910	250	431
Consumer finance	(81)	233	226
Other[1]	(1,145)	(1,059)	(707)
Total	$6,794	$6,716	$5,395

Mortgage loan originations - mortgage banking:
Purchases	$142,526	$149,020	$101,640
Refinancings	37,076	36,936	12,110
Total	$179,602	$185,956	$113,750

Mortgage loans sold - mortgage banking	$164,520	$178,671	$106,431

________________________

1	Includes results of the holding company that are not allocated to the business segments and elimination of inter-segment activity.

	For the Quarter Ended
	3/31/2026		12/31/2025		3/31/2025
	Average	Yield/	Average	Yield/	Average	Yield/
Yield Analysis	Balance	Rate	Balance	Rate	Balance	Rate
Assets
Loans:
Community banking segment[1]	$1,602,769	5.57%	$1,559,824	5.53%	$1,467,555	5.52%
Mortgage banking segment	38,738	5.65	42,170	6.03	20,968	6.56
Consumer finance segment	464,541	10.67	464,312	10.69	465,526	10.56
Total loans	2,106,048	6.69	2,066,306	6.70	1,954,049	6.73
Securities - available for sale:
Taxable	344,936	3.11	343,596	2.99	339,450	2.58
Tax-exempt[1]	131,702	4.21	127,369	4.16	119,033	3.87
Total securities - available for sale	476,638	3.42	470,965	3.31	458,483	2.92
Interest-bearing deposits in other banks	79,426	3.32	97,051	3.53	55,830	3.65
Total earning assets	2,662,112	6.01	2,634,322	5.98	2,468,362	5.95
Allowance for credit losses	(40,516)		(40,259)		(40,605)
Total non-earning assets	170,659		165,364		154,554
Total assets	$2,792,255		$2,759,427		$2,582,311

Liabilities and Equity
Interest-bearing deposits:
Interest-bearing demand deposits	$351,066	0.72	$333,690	0.66	$332,341	0.67
Savings and money market deposit accounts	550,647	1.21	554,179	1.27	489,217	1.00
Time deposits	908,808	3.39	892,338	3.49	821,949	3.93
Total interest-bearing deposits	1,810,521	2.21	1,780,207	2.27	1,643,507	2.40
Borrowings:
Repurchase agreements	—	—	—	—	28,192	1.59
Other borrowings	112,324	5.66	113,484	5.70	93,597	4.69
Total borrowings	112,324	5.66	113,484	5.70	121,789	3.97
Total interest-bearing liabilities	1,922,845	2.41	1,893,691	2.48	1,765,296	2.51
Noninterest-bearing demand deposits	558,877		562,011		545,346
Other liabilities	43,770		45,751		40,874
Total liabilities	2,525,492		2,501,453		2,351,516
Equity	266,763		257,974		230,795
Total liabilities and equity	$2,792,255		$2,759,427		$2,582,311
Net interest income
Interest rate spread		3.60%		3.50%		3.44%
Interest expense to average earning assets		1.74%		1.78%		1.79%
Net interest margin		4.27%		4.20%		4.16%

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1 Interest on tax-exempt loans and securities is presented on a taxable-equivalent basis using the federal corporate income tax rate of 21 percent that was applicable for all periods presented. For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

Asset Quality	3/31/2026	12/31/2025
Community Banking
Total loans	$1,614,406	$1,590,301
Nonaccrual loans	$1,099	$1,135
Allowance for credit losses (ACL)	$17,564	$17,418
Nonaccrual loans to total loans	0.07%	0.07%
ACL to total loans	1.09%	1.10%
ACL to nonaccrual loans	1,598.18%	1,534.63%
Annualized year-to-date net charge-offs to average loans	0.00%	0.01%

Consumer Finance
Total loans	$460,646	$464,275
Nonaccrual loans	$913	$1,022
Repossessed assets	$879	$937
ACL	$22,101	$22,259
Nonaccrual loans to total loans	0.20%	0.22%
ACL to total loans	4.80%	4.79%
ACL to nonaccrual loans	2,420.70%	2,177.98%
Annualized year-to-date net charge-offs to average loans	2.98%	2.59%

Market Ratios	3/31/2026	12/31/2025
Market value per share	$72.94	$72.59
Book value per share	$81.73	$80.64
Price to book value ratio	0.89	0.90
Tangible book value per share[1]	$73.70	$72.60
Price to tangible book value ratio[1]	0.99	1.00
Price to earnings ratio (ttm)	8.39	8.76

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[1]	For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

			Minimum Capital
Capital Ratios	3/31/2026	12/31/2025	Requirements[3]
C&F Financial Corporation[1]
Total risk-based capital ratio	15.1%	15.2%	8.0%
Tier 1 risk-based capital ratio	12.1%	12.2%	6.0%
Common equity tier 1 capital ratio	11.0%	11.0%	4.5%
Tier 1 leverage ratio	10.1%	10.0%	4.0%

C&F Bank[2]
Total risk-based capital ratio	14.7%	14.8%	8.0%
Tier 1 risk-based capital ratio	13.4%	13.6%	6.0%
Common equity tier 1 capital ratio	13.4%	13.6%	4.5%
Tier 1 leverage ratio	11.1%	11.1%	4.0%

________________________

[1]

The Corporation, a small bank holding company under applicable regulations and guidance, is not subject to the minimum regulatory capital regulations for bank holding companies. The regulatory requirements that apply to bank holding companies that are subject to regulatory capital requirements are presented above, along with the Corporation’s capital ratios as determined under those regulations.

[2]	All ratios at March 31, 2026 are estimates and subject to change pending regulatory filings. All ratios at December 31, 2025 are presented as filed.
[3]	The ratios presented for minimum capital requirements are those to be considered adequately capitalized.

	For The Quarter Ended
	3/31/2026	12/31/2025	3/31/2025
Reconciliation of Certain Non-GAAP Financial Measures
Return on Average Tangible Common Equity
Average total equity, as reported	$266,763	$257,974	$230,795
Average goodwill	(25,191)	(25,191)	(25,191)
Average other intangible assets	(896)	(924)	(1,118)
Average noncontrolling interest	(590)	(479)	(637)
Average tangible common equity	$240,086	$231,380	$203,849

Net income	$6,794	$6,716	$5,395
Amortization of intangibles	25	50	62
Net income attributable to noncontrolling interest	(47)	(15)	(27)
Net tangible income attributable to C&F Financial Corporation	$6,772	$6,751	$5,430

Annualized return on average equity, as reported	10.19%	10.41%	9.35%
Annualized return on average tangible common equity	11.28%	11.67%	10.65%

	For The Quarter Ended
	3/31/2026	12/31/2025	3/31/2025
Fully Taxable Equivalent Net Interest Income[1]
Interest income on loans	$34,715	$34,842	$32,382
FTE adjustment	47	51	46
FTE interest and fees on loans	$34,762	$34,893	$32,428

Interest income on securities	$3,780	$3,615	$3,104
FTE adjustment	291	277	242
FTE interest and dividends on securities	$4,071	$3,892	$3,346

Total interest income	$39,146	$39,321	$35,988
FTE adjustment	338	328	288
FTE interest income	$39,484	$39,649	$36,276

Net interest income	$27,709	$27,518	$25,010
FTE adjustment	338	328	288
FTE net interest income	$28,047	$27,846	$25,298

________________

1	Assuming a tax rate of 21%.

	3/31/2026	12/31/2025
Tangible Book Value Per Share
Equity attributable to C&F Financial Corporation	$265,470	$261,753
Goodwill	(25,191)	(25,191)
Other intangible assets	(884)	(909)
Tangible equity attributable to C&F Financial Corporation	$239,395	$235,653

Shares outstanding	3,248,149	3,245,972

Book value per share	$81.73	$80.64
Tangible book value per share	$73.70	$72.60